Exhibit 99.1
LOUD Technologies Inc. Confirms Compliance with Nasdaq Continued Listing Standards
Upon Filing Form 10-K Following Receipt of Notice of Potential Delisting
WOODINVILLE, Washington — May 29, 2007 LOUD Technologies Inc. (Nasdaq: “LTEC”) announced today that the Associate Director for Nasdaq Listing Qualifications has confirmed that the Company is now in compliance with the standards for continued listing on Nasdaq following the May 25, 2007 filing of the Company’s report for the quarter ended March 31, 2007 on Form 10-Q.
The Company had received notice from The Nasdaq Stock Market Inc., on May 22, 2007, that the Company’s securities were subject to potential delisting due to the fact that it was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) as a result of the Company’s failure to file its report for the quarter ended March 31, 2007 on Form 10-Q on a timely basis.
About LOUD Technologies Inc.
LOUD Technologies Inc. (www.loudtechinc.com) is one of the world’s largest manufacturers and distributors of professional audio and music products. As the corporate parent for world-recognized brands including Alvarez, Ampeg, Crate, EAW, Knilling, Mackie, SIA and TAPCO, LOUD Technologies produces and distributes a wide range of digital recording products, loudspeakers, commercial audio systems, audio and music software, guitars, guitar and bass amplifiers, and orchestral string instruments. LOUD Technologies’ brands can be found in professional and project recording studios, video and broadcast suites, post-production facilities, sound reinforcement applications including churches and nightclubs, and retail locations and on major musical tours.